SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the Securities Exchange
                                     Act of 1934


          Date of Report (Date of earliest event reported):  June 10, 1999


                                 PP&L RESOURCES, INC.
                                 --------------------
                (Exact Name of Registrant as Specified in Its Charter)


                  Pennsylvania          1-11459               23-2758192
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        (State or other jurisdiction  (Commission           (IRS Employer
              of incorporation)       File Number)       Identification No.)



              Two North Ninth Street, Allentown, Pennsylvania 18101-1179
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                       (Address of principal executive offices)


        Registrant's Telephone Number, including Area Code:  (610) 774-5151
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           (Former name or former address, if changed since last report.)

             ITEM 5.   OTHER EVENTS
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             The following text is from two recent company news releases related to PP&L Global:

             PP&L RESOURCES TO ACQUIRE MAJORITY OWNERSHIP OF CHILEAN
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             ELECTRICITY DISTRIBUTION COMPANY EMEL
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             PP&L Global, Inc., a subsidiary of PP&L Resources, Inc.
             (NYSE:PPL), announced Thursday, June 10, 1999, that it has reached an agreement to acquire additional shares of Empresas Emel S.A., one of Chile's largest electricity distribution companies. Following completion of this transaction, PP&L Global would own more than two-thirds of Emel, thereby achieving full control of the company.

             Paul T. Champagne, president of PP&L Global, said the agreement provides that PP&L Global will purchase an additional 29.2 percent interest in Emel, bringing PP&L Global's ownership to 66.7 percent of the company. PP&L Global is purchasing the Emel shares from Las Espigas S.A., Gavilla S.A. and individuals related in the Las Espigas Group. The Las Espigas Group has been PP&L Global's partner in Chile since 1997.

             "We are very pleased with this agreement, which will increase our investment in Chile, the fastest growing and most stable economy in Latin America," said Champagne. "In the two years we have been involved in Emel, we have been impressed with the company's operation and continued growth."

             Under the agreement, PP&L Global will purchase the additional shares for about $100 million. Closing is expected by the end of June, Champagne said.

             Emel provides electricity distribution service to about 800,000 customers in Chile, Bolivia and El Salvador. PP&L Global first purchased a 25.2 percent share of Emel in 1997 and added another 12.3 percent in 1998.

             With this proposed investment, PP&L Global will have investments and commitments totaling about $2.4 billion in Europe, Latin America and various U.S. locations.

             In addition to Emel, PP&L Global's diversified investments include SWEB, an electricity distribution company in the United Kingdom with 1.2 million customers. PP&L Global is playing an essential role in PP&L Resources' five-year plan to more than double the size of its U.S. electricity generation portfolio to about 20,000 megawatts.
                             ***************************

             PP&L RESOURCES SUBSIDIARY IN AGREEMENT TO SELL U.K. SUPPLY
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             BUSINESS
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             Reflecting a decision to concentrate on the delivery of
             electricity, PP&L Global's United Kingdom subsidiary, South Western Electricity plc, Friday, June 11, 1999, announced an agreement to sell a portion of its operations known as the electricity "supply business."

             South Western Electricity plc, known as SWEB, is selling the so-called supply business to London Electricity for 160 million pounds (about $256 million, based on current exchange rates). PP&L Global owns 51 percent of SWEB. Southern Energy, based in Atlanta, owns 49 percent and has operational and management control of SWEB.

             In the deregulated U.K. electricity market, a supply business purchases wholesale electricity and then sells it to retail customers in the competitive marketplace. SWEB will continue to own and operate an extensive power network in southwest Britain, transporting and delivering electricity to 1.4 million customers. PP&L Global and Southern Energy will continue joint ownership of the SWEB delivery business, said Paul Champagne, PP&L Global's president.

             "Along with Southern Energy, we have dramatically improved SWEB's delivery business, especially in terms of reliability and customer service," said Champagne. "The sale of the supply business reflects SWEB's decision to further sharpen its focus on providing excellent electricity delivery services to the people of southwest Britain."

             Noting that the supply business represents about 15 percent of its annual earnings, Champagne said SWEB was faced with a decision of either attempting to grow that business substantially in order to compete effectively or to sell the business. "We concluded, along with our Southern Energy partners, that a sale was appropriate and that this was an opportune time to do so," said Champagne. "This transaction also will ensure that SWEB's customers have access to the most competitive sources of energy as the market continues to develop."

             PP&L Global paid a total $351 million for its 51 percent interest in SWEB. It acquired 25 percent of the company from Southern Energy in 1996 for $181 million and another 26 percent last year for $170 million.

             Southern Energy is a unit of Southern Company, which also is the parent company of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

                                      SIGNATURES
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                  Pursuant to the requirements of the Securities Exchange
             Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PP&L Resources, Inc.



             Date: June 15, 1999           By: /s/ John R. Biggar
                                              --------------------------
                                              John R. Biggar
                                              Senior Vice President and
                                               Chief Financial Officer